[LETTERHEAD OF GENERAL MAGNAPLATE CORPORATION]



                                                                October 16, 1998



Dear Shareholders:

         Attached with this letter is a supplement to the Proxy Statement dated October 2, 1998, which you have previously received. Although the Proxy Statement references a proposed amendment to the Company's Certificate of Incorporation, the detailed discussion of this proposal was inadvertently deleted from the Proxy Statement. This Proxy Statement Supplement contains the more detailed discussion of the proposal.

         This supplemental information does not change the date or time of the Company's Annual Meeting, which will still be held on November 4, 1998. Any shareholder previously submitting an executed proxy still has the right to revoke that proxy by submitting a later dated proxy after receiving the Proxy Statement Supplement, or by voting in person at the Company's Annual meeting.

         We apologize for any confusion or delay which this error may have caused you, and look forward to seeing you at the annual meeting.

                             Sincerely,

                             GENERAL MAGNAPLATE CORPORATION


                             Charles P. Covino, Chairman,
                             Board of Directors and Chief Executive Officer

                          SUPPLEMENT TO PROXY STATEMENT
                              DATED OCTOBER 2, 1998

                    PROPOSAL 3. APPROVAL OF AMENDMENT TO THE
                    COMPANY'S CERTIFICATE OF INCORPORATION TO
                    INCREASE THE NUMBER OF AUTHORIZED SHARES
                                 OF COMMON STOCK

         The Board of Directors has approved and recommends that the stockholders adopt an amendment to the Company's Certificate of Incorporation which would increase the number of authorized shares of common stock, no par value from 5,000,000 to 20,000,000 (the "Authorized Stock Amendment").

         Currently, the Company has 4,918,794 shares of common stock outstanding. Therefore, if the Authorized Stock Amendment is not adopted, the Company will have no shares available for future capital raising needs, potential acquisitions or other corporate purposes.

         The Board believes that the increased number of authorized shares of common stock contemplated by the Authorized Stock Amendment is desirable to make additional unreserved shares of common stock available for issuance or reservation without further stockholder authorization, except as may be required by law or by the rules of the NASDAQ. Authorizing the Company to issue more shares than currently authorized by the Certificate of Incorporation will not affect materially any substantive rights, powers or privileges of holders of shares of common stock. However, the Board believes that having such additional shares authorized and available for issuance or reservation will allow the Company to have greater flexibility in considering potential future actions involving the issuance of stock, including stock dividends or splits. The Board has no current plans to effect such potential actions. The Company has no plans or other existing or proposed agreements or understandings to issue, or reserve for future issuance, any of the additional shares of common stock which would be authorized by the Authorized Stock Amendment.

         The Authorized Stock Amendment is not being advanced as a result of any known effort by any party to accumulate shares of common stock or to obtain control of the Company.

         In order for the Authorized Stock Amendment to be approved, the affirmative vote of a majority of the shares of common stock entitled to be cast at the Annual Meeting is required.

         Unless marked to the contrary, the shares represented by the enclosed proxy card, if executed and returned, will be voted "FOR" approval of the Authorized Stock Amendment.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE AUTHORIZED STOCK AMENDMENT.